Exhibit 10.38

June 30, 2020

Dear Patrick:

STAAR Surgical Company is pleased to offer you the position of Chief Financial Officer reporting to Caren Mason, President and Chief Executive Officer.  Your beginning wage will be $15,192.31 per bi-weekly pay period ($395,000 annually), in addition to all the benefits offered through our current policies.

You will receive an initial equity grant valued at 400% of your annual base salary ($1,580,000 value) in the form of restricted share units (RSU’s). 50% of the RSU award will be time based and will vest over a three-year period: one third cliff vesting upon the first anniversary of the grant, one third cliff vesting upon the second anniversary of the grant, and one third cliff vesting upon the third anniversary of the grant.  The remaining 50% of the RSU’s awarded will be performance based and will vest according to company-based financial performance metrics. We expect STAAR’s Board of Directors will approve awarding the above-referenced RSU’s to you, effective on the first day STAAR’s trading window opens following STAAR’s disclosure of its second quarter earnings.

As a participant in the Executive Long Term Incentive Plan, you will also participate in STAAR’s annual performance stock equity grants.

In addition, you will participate in our Corporate Annual Incentive Bonus Program.  You will have a target bonus of 50% of your annual base salary, which will be payable on an annual basis and subject to the successful achievement of corporate and personal goals and objectives.  If the corporate bonus pool is funded for 2020 performance achievement, your prorated bonus will be calculated as to months in position and will be payable in 2021.

Upon achievement of your initial ninety days of employment, you will become eligible to participate in the Executive Severance and Change in Control benefit plans.  If you should experience a qualifying termination, you will receive severance pay equal to 6 months of base pay and benefits as defined under the Severance Agreement or 12 months of base pay and benefits as defined under the Change in Control Agreement.

Upon acceptance of this offer and the successful completion of a background check, you may begin work.  Your expected start date will be July 6, 2020.  On your first day of employment you will need to bring identification in order to complete all necessary paperwork, including your Employment Eligibility Verification (Form I-9).

Please make note, employment is at the mutual consent of the employee and STAAR and can be terminated “at will,” with or without cause, by either you or STAAR in its sole discretion at any time.

Patrick, we are very excited about the possibility of your joining the STAAR Executive Team.  We believe your contributions to the Company will quickly have significant and long lasting impact on STAAR.

Sincerely,

Bill Goodmen

Vice President Global Human Resources

____/s/ Patrick Williams________________June 30, 2020_____________________

Patrick WilliamsDate

Cc:  Caren Mason